Exhibit 4.119

Reorganization Framework Agreement

May 2015

Table of contents

Article 1 Reorganization scheme	4
1.1 Termination of VIE agreement	4
1.2 Arrangement for variation in equity Financial Sector holds in Cowboy Network	4
1.3 Principle of reorganization	5
Article 2 Reorganization steps and closing	5
2.1 Execution of relevant implementation documents	5
2.2 Performing variation registration procedures	5
Article 3 Confidentiality	5
Article 4 Breach of contract and liability	6
4.1 Breach of contract	6
4.2 Liability for breach of contract	6
Article 5 Governing law and settlement of dispute	6
5.1 Governing law	6
5.2. Settlement of dispute	6
Article 6 Supplementary provisions	6
6.1 Effect	6
6.2 Termination of agreement and legal consequence	7
6.3 Amendment	7
6.4 Counterpart	7
Exhibit 1 List of VIE Agreements	9

Reorganization Framework Agreement

This reorganization framework agreement (hereinafter referred to as the “Agreement”) was entered into by the following Parties (hereinafter referred to collectively as the “Parties” and individually as the “Party”) in Beijing on May 4, 2015:

（1）	China Finance Online Co., Ltd. (”Financial Sector”)

Authorized representative:

Residence：

(2) Danford (H.K.) limited (”Investor”)

Authorized representative:

Residence: Rooms 05-07, 37F, The Center, 99, Queen’s Road, Hong Kong

(3) Dongjin Investment Co., Ltd. (”Cayman Company” or “Dongjin Investment”)

Authorized representative:

Residence: P.O. Box 613 GT, 4TH Floor Harbour Centre, George Town, Grand Cayman K Y 1-1107, Cayman Islands

(4) Beijing Cairuitong Technology Co., Ltd. (”WFOE” or “CRT”)

Legal representative: Ma Yong

Residence: Room 401, Building 1, Courtyard 1, Shangdi Road East, Haidian District, Beijing

(5) Caifu Xinying Technology (Beijing) Co., Ltd. (”Domestic-funded Company” or “CFXY”)

Legal representative: Ma Yong

Residence: Room 1108, Building 29, Courtyard 9, An’ning Zhuang Road West, Haidian District, Beijing

(6) Beijing Cowboy Network Technology Co., Ltd. (”Cowboy Network”)

Legal representative: Lu Yuxun

Residence: Room1702, 17F, 28, Beisanhuan Road East, Chaoyang District, Beijing

(7) Ma Yong

ID card number:

Residence：

(8) Wang Yongzhe

ID card number:

Residence:

WHEREAS:

(1) Dongjing Investment is a limited company incorporated and validly existing under laws of Cayman, which, through Dongjing Investment Service Limited, one of its subsidiaries in Hong Kong, incorporates CRT, a wholly-funded subsidiary of Dongjing Investment in Beijing; CRT and CFXY and its shareholders (Ma Yong and Wang Yongzhe) have entered into a series of control agreements set out in the Exhibit 1 (collectively referred to as the “VIE Agreement”). Cayman Company realizes its control over agreements of CFXY through arrangements made in such VIE agreement. Cowboy Network is a subsidiary in which CFXY holds 90% equity;

(2) Investor, a wholly-funded subsidiary indirectly controlled by the Financial Sector, acquired shares of Cayman Company in January 2013, thus holding its 2% equity, thereby indirectly acquiring 1.8% equity of Cowboy Network. Besides, the Financial Sector holds 10% equity in Cowboy Network through Beijing Zhongcheng Futong Technology Co., Ltd. (”ZCFT”);

(3) Cowboy Network intends to return red chip and seeks for listing and trading in domestic capital market of China (the “Reorganization”);

THEREFORE, the Parties, through friendly negotiations and based on true expression of intent, reached the following agreement for mutual observance with respect to matters related to variation in equity of Cowboy Network held by Financial Sector which are involved in this reorganization.

Article 1 Reorganization scheme

1.1 Termination of VIE agreement

1.1.1 Each Party acknowledges and agrees that all VIE agreements entered into between CRT and CFXY and its shareholders (Ma Yong and Wang Yongzhe) are terminated as of the date of this agreement.

1.1.2 As of the date of this agreement, neither Party will undertake any legal or contractual obligation thereunder to the other Party. Neither Party shall take any legal act against the other Party with respect to any matter arising out of or in connection with the VIE agreement.

1.2 Arrangement for variation in equity Financial Sector holds in Cowboy Network

1.2.1 The 1.8% equity the Financial Sector indirectly holds in Cowboy Network through the Investor will be held by ZCFT or any other entity designated by the Financial Sector. For this purpose, CFXY shall transfer the 1.8% equity it holds in Cowboy Network to the said transferee for a consideration of RMB 1.00.

1.2.2 The 1.8% equity the Financial Sector holds in Cowboy Network through the ZCFT will be held by Beijing Guorong Chengyuan Technology Co., Ltd. or any other entity designated by the Financial Sector.

1.2.3 The 5.00004% equity the Financial Sector holds in Cowboy Network through the ZCFT will be held by Caifuqicheng (Beijing) Technology Co., Ltd. or any other entity designated by the Financial Sector.

1.2.4 The 4.99996% equity the Financial Sector holds in Cowboy Network through the ZCFT will be held by Shenzhen Shangtong Software Co., Ltd. or any other entity designated by the Financial Sector.

1.3 Principle of reorganization

1.3.1 The Parties acknowledge and agree that reorganization arrangements hereunder represent agreement the Parties reach through equitable negotiations based on true expression of their own intents. The Parties undertake that they will do their own utmost efforts and will cause their affiliates to promote full implementation of reorganization target contemplated herein.

1.3.2 The Parties shall be responsible for coordination within transition period in principles of reliance on and responsible for each other to lay good foundation for their future development and cooperation.

Article 2 Reorganization steps and closing

2.1 Execution of relevant implementation documents

After this agreement is executed, the Parties will coordinate and will cause their affiliates involved in the reorganization to coordinate with each other to execute necessary implementation documents for the restructuring based on conditions and principles set forth herein within reasonable time as soon as practicable, including but not limited to (1) agreement for transfer of equity of Cowboy Network; (2) necessary resolution documents (resolution of shareholder’s meeting and resolution of board of directors).

2.2 Performing variation registration procedures

After the above relevant implementation documents are executed, the Parties and they will cause their affiliates involved in the reorganization to provide cooperation positively to perform registration procedures necessary for the change with respect to matters involved in the reorganization with competent governmental authority (including but not limited to authority for commercial & industrial administration) to realize the objective of reorganization set forth herein.

Article 3 Confidentiality

The Parties shall take appropriate actions to keep in strict confidence any information and date involved in formation and performance of this agreement, and either party, without written consent of the other party, shall not disclose information and data relating to cooperation (unless information is provided for professional organizations appointed with consent of the Parties and documents are submitted to governmental authority).The Parties shall cause their staff to keep in confidence their trade secret the staff obtains or knows during his or her performance of duty, and staff of either Party, without consent of the other Party, shall not use or disclose the said confidential information it obtains during his or her work other than the cooperation.

Article 4 Breach of contract and liability

4.1 Breach of contract

Failure of either Party or its affiliate involved in the reorganization to perform the whole or part of or to properly perform its obligations hereunder, or violation of any provision hereof by such Party or such affiliate constitute breach of contract (the breaching party referred to as “Defaulting Party”).

4.2 Liability for breach of contract

The defaulting party shall be liable for any and all actual direct losses, damages, costs or liabilities of other Parties due to the breach of contract. In the event that the fault is attributable to the Parties, each Party shall bear their own liability and loss on the basis of facts. For avoidance of ambiguity, the defaulting party in no event shall be liable to other Parties for any indirect or incidental loss or damage, and any loss of profit due to such breach.

Article 5 Governing law and settlement of dispute

5.1 Governing law

Conclusion, performance and interpretation of this agreement shall be governed by current laws and regulations of China.

5.2. Settlement of dispute

Any dispute and claim arising out of or in connection with interpretation, breach, termination and effect of this agreement shall be settled through friendly negotiations. Either Party shall commence its negotiations with respect to dispute with other Parties upon receipt of written request for negotiations from other Parties In the event that the dispute cannot be settled within thirty (30) days upon negotiations, either Party may submit the dispute to Beijing Arbitration Commission for arbitration under its rules in Beijing. Arbitration award is final and binding upon the Parties.

Article 6 Supplementary provisions

6.1 Effectiveness of agreement

6.1.1 This agreement comes into force from the date of its execution by legal representatives or authorized representatives of the Parties.

6.1.2 This agreement is intended to define consensus reached by the Parties and their relevant related parties in principle with respect to the transaction. The Parties and any other related party shall negotiate and execute exact legal documents in connection with the transaction in principles set forth herein.

6.1.3 Exact legal document executed by the Parties and related parties in future shall fall within the framework of principles set out herein. Any provision of any such exact legal document that violates this agreement shall be invalid.

6.2 Termination of agreement and legal consequence

6.2.1 This agreement may be terminated with consensus reached by the Parties.

6.2.2 Termination of any transaction document shall neither influence right or debt of either Party incurred or accumulated up to such termination, including accrued or accumulated debts to other Parties under such transaction document and applicable laws, or any claim against other Parties or Party to which such Party is entitled under such transaction document, nor influence any provision that survives from termination expressed or implied in such transaction document.

6.2.3 Article 3 (Confidentiality), Article 4 (Breach of contract and liability), Article 5 (Governing law and settlement of dispute), and this Article 6 (Supplementary provisions) hereof shall survive from termination of this agreement and any other transaction document and remain binding upon the Parties.

6.3 Amendment

Any amendment to, supplement to or alteration of this agreement shall be made in writing only, and shall not come into force and have binding effects until it is signed by authorized representatives of the Parties.

6.4 Counterpart

This agreement shall be made in octuplicate, with each Party holding one copy, each of which shall have the same legal effects.

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IN WITNESS WHEREOF, Duly authorized representatives of each Party have executed this agreement in the place and on the date on the first written.

China Finance Online Co., Ltd.

(Seal)

Authorized representative (signature):

Danford (H.K.) limited

(Seal)

Authorized representative (signature):

Dongjin Investment Co., Ltd. ( “Cayman Company” or “Dongjin Investment”)

(Seal)

Authorized representative (signature):

Beijing Cairuitong Technology Co., Ltd.

(Seal)

Legal representative (signature):

Caifu Xinying Technology (Beijing) Co., Ltd.

(Seal)

Legal representative (signature):

Beijing Cowboy Network Technology Co., Ltd. ( “Cowboy Network”)

(Seal)

Authorized representative (signature):

Ma Yong (signature):

Wang Yongzhe (signature):

Exhibit 1 List of VIE Agreements